Exhibit 99.1

FOR RELEASE AT 3:00 PM CST

Contact:  Pat Hansen
Senior Vice President and
Chief Financial Officer
414-247-3435
www.strattec.com

STRATTEC SECURITY CORPORATION
REPORTS FISCAL 2014 THIRD QUARTER RESULTS

Milwaukee, Wisconsin – April 24, 2014 -- STRATTEC SECURITY CORPORATION (NASDAQ:STRT) today reported operating results for the fiscal third quarter ended March 30, 2014.

Net sales for the Company’s third quarter ended March 30, 2014 were $85.3 million, compared to net sales of $74.7 million for the third quarter ended March 31, 2013.  The net sales improvement during the current quarter over the prior year quarter was attributed to increased customer production volumes and higher product content on certain vehicles for which we supply components.

Net income for the current quarterly period was $3.6 million, compared to net income of $1.1 million in the prior year quarter.  Diluted earnings per share for the current quarterly period were $1.00 compared to diluted earnings per share of $.32 in the prior year quarter. The lower net income for the prior year quarter was significantly affected by a pre-tax pension settlement charge relating to our Supplemental Executive Retirement Plan of $2.1 million or $.42 per diluted earnings per share.  This settlement charge recognized the prior unrealized actuarial losses which were cash settled during the prior year quarter.

For the nine months ended March 30, 2014, the Company’s net sales were $246.4 million compared to net sales of $217.7 million in the prior year nine month period.  Net income during the current year nine month period was $10.7 million compared to net income of $6.2 million in the prior year nine month period.  Diluted earnings per share were $3.00 for the nine month period ended March 30, 2014 compared to diluted earnings per share of $1.80 during the nine month period ended March 31, 2013.

Net sales to each of our customers or customer groups in the current year quarter and prior year quarter were as follows (in thousands):

	Three Months Ended
	March 30, 2014	March 31, 2013
Chrysler Group LLC	$29,180	$22,854
General Motors Company	18,221	14,063
Ford Motor Company	11,707	12,325
Tier 1 Customers	14,968	13,930
Commercial and Other OEM Customers	9,947	8,897
Hyundai / Kia	1,255	2,589
TOTAL	$85,278	$74,658

Increased sales to Chrysler Group LLC and General Motors Company in the current year quarter was in each case primarily due to higher customer vehicle production volumes and content on models for which we supply components.  The reduction in sales to Ford Motor Company in the current year quarter was attributed to lower vehicle production volumes on models we supply.  Increased sales to Tier 1, Commercial and Other OEM Customers during the current year quarter related primarily to market growth and the increasing impact of sales of other vehicle access control products, such as latches, fobs, and driver controls, that have been developed in recent years to complement our historic core business of locks and keys.  The reduction in sales to Hyundai / Kia in the current year quarter was principally due to lower customer vehicle production volume on models for which we supply components.

Gross profit margins were 17.5 percent in the current year quarter compared to 17.7 percent in the prior year quarter.  The reduction in gross profit margin percentage in the current year quarter was impacted by higher manufacturing startup costs associated with new product program launches.  These startup costs were partially offset by the benefits of higher customer vehicle production volumes.

Normal operating expenses (excluding the prior year quarter $2.1 million pension settlement charge) as a percent of net sales in the current year quarter increased to 11.4% from 10.7% in comparison to the prior year quarter.  The major contributors to the current quarter increase were higher engineering costs associated with new product programs under development and outside consulting and temporary help costs associated with an upgrade to our existing enterprise resource planning (ERP) system.  The prior year quarter also included customer cost recoveries of engineering design and development costs previously incurred for a program that was canceled early.

Included in Other Income (Expense) in the current year quarter compared to the prior year quarter were the following items (in thousands of dollars):

	March 30,	March 31,
	2014	2013
Foreign Currency Transaction Gain (Loss)	$36	$(987)
Net Realized and Unrealized Gain on Mexican Peso
Option Contracts	-	77
Rabbi Trust Gain	27	103
Other	8	48
	$71	$(759)

Frank Krejci, President & CEO commented: “Over the last quarter, our associates have continued to effectively support growth of the automotive industry, while dealing with the challenges and costs associated with new product launches.  These launches include the introduction of new biometric security products for our NextLock joint venture (www.getnextlock.com), which will go on sale at the beginning of our next fiscal year in July.  The coordination with our VAST partners to effectively and efficiently supply global customer needs continues to make noticeable progress.  In addition, our VAST China joint venture after experiencing startup costs and losses a year ago, now continues to report positive operating results.  We are proud of the tactical accomplishments we are making and excited about the continued evolution of our strategic growth plans”.

STRATTEC designs, develops, manufactures and markets automotive Access Control Products, including mechanical locks and keys, electronically enhanced locks and keys, steering column and instrument panel ignition lock housings, latches, power sliding side door systems, power lift gate systems, power deck lid systems, door handles and related products.  These products are provided to customers in North America, and on a global basis through a unique strategic relationship with WITTE Automotive of Velbert, Germany and ADAC Automotive of Grand Rapids, Michigan.  Under this relationship, STRATTEC, WITTE and ADAC market each company’s products to global customers under the “VAST” brand name.  STRATTEC’s history in the automotive business spans over 100 years.

Certain statements contained in this release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” and “would.”   Such forward-looking statements in this release are inherently subject to many uncertainties in the Company’s operations and business environment.  These uncertainties include general economic conditions, in particular, relating to the automotive industry, consumer demand for the Company’s and its customers’ products, competitive and technological developments, customer purchasing actions, foreign currency fluctuations, and fluctuations in our costs of operation (including fluctuations in the cost of raw materials).  Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances occurring after the date of this release.  In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.

STRATTEC SECURITY CORPORATION
Results of Operations
(In Thousands except per share amounts)
(Unaudited)

	Third Quarter Ended		Nine Months Ended
	March 30, 2014	March 31, 2013	March 30, 2014	March 31, 2013
Net Sales	$85,278	$74,658	$246,357	$217,708

Cost of Goods Sold	70,386	61,437	201,007	178,467

Gross Profit	14,892	13,221	45,350	39,241

Engineering, Selling & Administrative Expenses	9,757	8,025	28,477	25,626

Loss on Settlement of Pension Obligation	-	2,144	-	2,144

Income from Operations	5,135	3,052	16,873	11, 471

Interest Income	37	3	64	16

Equity Earnings (Loss) in Joint Ventures	267	(291)	858	(402)

Interest Expense	(8)	(10)	(37)	(25)

Other Income (Expense), Net	71	(759)	296	(590)

Income before Provision for Income Taxes and Non-Controlling Interest	5,502	1,995	18,054	10,470

Provision for Income Taxes	1,285	557	5,302	2,877

Net Income	4,217	1,438	12,752	7,593

Net Income Attributable to Non-Controlling Interest	(616)	(344)	(2,067)	(1,435)

Net Income Attributable to STRATTEC SECURITY CORPORATION	$3,601	$1,094	$10,685	$6,158

Earnings Per Share:
Basic	$1.03	$0.32	$3.07	$1.82
Diluted	$1.00	$0.32	$3.00	$1.80
Average Basic
Shares Outstanding	3,443	3,327	3,413	3,318

Average Diluted
Shares Outstanding	3,534	3,389	3,494	3,361

Other
Capital Expenditures	$2,931	$2,617	$9,381	$7,805
Depreciation & Amortization	$2,046	$1,843	$6,213	$5,374

STRATTEC SECURITY CORPORATION

Condensed Balance Sheet Data
(In Thousands)

	March 30, 2014	June 30, 2013
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$20,494	$20,307
Receivables, net	54,448	47,514
Inventories, net	28,646	24,312
Other current assets	16,069	14,366
Total Current Assets	119,657	106,499
Investment in Joint Ventures	9,981	9,166
Other Long-term Assets	7,682	2,420
Property, Plant and Equipment, Net	54,393	51,415
	$191,713	$169,500

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$29,916	$25,543
Borrowings Under Credit Facility	2,500	2,250
Other	25,738	22,932
Total Current Liabilities	58,154	50,725
Accrued Pension and Post Retirement Obligations	4,018	4,181
Deferred Income Taxes	1,355	1,009
Other Long-term Liabilities	1,333	1,705
Shareholders’ Equity	275,203	262,368
Accumulated Other Comprehensive Loss	(21,159)	(22,212)
Less: Treasury Stock	(135,924)	(135,938)
Total STRATTEC SECURITY CORPORATION Shareholders’ Equity	118,120	104,218
Non-Controlling Interest	8,733	7,662
Total Shareholders’ Equity	126,853	111,880
	$191,713	$169,500

STRATTEC SECURITY CORPORATION
Condensed Cash Flow Statement Data
(In Thousands)
 (Unaudited)

	Third Quarter Ended		Nine Months Ended
	March 30, 2014	March 31, 2013	March 30, 2014	March 31, 2013
Cash Flows from Operating Activities:
Net Income	$4,217	$1,438	$12,752	$7,593
Adjustment to Reconcile Net Income to
Cash Provided by Operating Activities:
Equity (Earnings) Loss in Joint Ventures	(267)	291	(858)	402
Depreciation and Amortization	2,046	1,843	6,213	5,374
Foreign Currency Transaction (Gain) Loss	(36)	987	(74)	1,300
Unrealized (Gain) Loss Foreign Currency Option Contracts	-	(75)	-	(424)
Stock Based Compensation Expense	250	286	880	756
Loss on Settlement of Pension Obligation	-	2,144	-	2,144
Change in Operating Assets/Liabilities	(3,705)	(5,094)	(9,715)	(9,288)
Other, net	40	133	114	72

Net Cash Provided by Operating Activities	2,545	1,953	9,312	7,929

Cash Flows from Investing Activities:
Investment in Joint Ventures	-	-	-	(200)
Additions to Property, Plant and Equipment	(2,931)	(2,617)	(9,381)	(7,805)
Proceeds from Sale of Property, Plant and Equipment	25	25	46	86
Other	(285)	-	(285)	-
Net Cash Used in Investing Activities	(3,191)	(2,592)	(9,620)	(7,919)

Cash Flows from Financing Activities:
Borrowings Under Credit Facility	500	250	1,250	2,500
Repayment of Borrowings Under Credit Facility	(1,000)	(1,000)	(1,000)	(1,000)
Dividends Paid to Non-Controlling Interests of Subsidiaries	-	(200)	(984)	(1,331)
Dividends Paid	(388)	(664)	(1,152)	(1,352)
Exercise of Stock Options and Employee Stock Purchases	1,639	259	2,428	330
Net Cash Provided by (Used in) Financing Activities	751	(1,355)	542	(853)

Effect of Foreign Currency Fluctuations on Cash	1	(320)	(47)	(389)

Net Increase (Decrease) in Cash & Cash Equivalents	106	(2,314)	187	(1,232)

Cash and Cash Equivalents:
Beginning of Period	20,388	18,569	20,307	17,487
End of Period	$20,494	$16,255	$20,494	$16,255